                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 3)*

                                  LYCOS, INC.

                               (Name of Issuer)

                     VOTING COMMON STOCK, $0.01 PAR VALUE
                        (Title of Class of Securities)

                                  550818 10 8
                                (CUSIP Number)

                              December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   2  OF 12 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    CMG@Ventures I, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               4,949,444 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          4,949,444 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,949,444 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.87%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO

--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   3  OF 12 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    CMG@Ventures, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               4,949,444 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          4,949,444 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,949,444 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.87%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   4  OF 12 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    CMG@Ventures Securities Corp.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               2,147,258 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          2,147,258 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,147,258 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.11%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   5  OF 12 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    CMG@Ventures Capital Corp.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               7,170,414 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          7,170,414 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,170,414 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.06%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   6  OF 12 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    CMGI, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           3,877,276 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               12,119,858 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          3,877,276 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          12,119,858 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,997,134 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    15.75%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   7  OF 12 Pages
-------------------------                                ----------------------

Item 1(a).  Name of Issuer:

            Lycos, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            400-2 Totten Pond Road Waltham, MA 02451-2000

Item 2(a).  Name of Persons Filing:

            CMG@Ventures I, LLC
            CMG@Ventures, Inc.
            CMG@Ventures Securities Corp.
            CMG@Ventures Capital Corp.
            CMGI, Inc.

Item 2(b).  Address of Principal Business Offices or, if None, Residence:

            CMG@Ventures I, LLC
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMG@Ventures, Inc.
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMG@Ventures Securities Corp.
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMG@Ventures Capital Corp.
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

Item 2(c).  Citizenship:

            CMG@Ventures I, LLC, CMG@Ventures, Inc., CMG@Ventures Securities Corp., CMG@Ventures Capital Corp. and CMGI, Inc. are each organized under the laws of the State of Delaware.

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   8  OF 12 Pages
-------------------------                                ----------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value

Item 2(e).  CUSIP Number:

            550818 10 8

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not applicable.

            (a) [_] Broker or dealer registered under Section 15 of the Exchange
                    Act.

            (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) [_] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) [_] Investment Company registered under Section 8 of the
                    Investment Company Act.

            (e) [_] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   9  OF 12 Pages
-------------------------                                ----------------------

Item 4.    Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a) Amount beneficially owned:

                CMG@Ventures I, LLC owns 4,949,444 shares.

                CMG@Ventures, Inc. may be attributed with beneficial ownership of the 4,949,444 shares held by CMG@Ventures I, LLC, of which it is the Managing Member. CMG@Ventures, Inc. disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

                CMG@Ventures Securities Corp. holds 2,147,258 shares directly.

                CMG@Ventures Capital Corp. holds 5,023,156 shares directly and may be attributed with beneficial ownership of the 2,147,258 shares held by CMG@Ventures Securities Corp, of which it is the sole stockholder. CMG@Ventures Capital Corp. disclaims beneficial ownership of 2,147,258 such shares except to the extent of its proportionate pecuniary interest therein.

                CMGI, Inc. holds 3,877,276 shares directly and may be attributed with the beneficial ownership of the 4,949,444 shares held by CMG@Ventures I, LLC, 2,147,258 shares held by CMG@Ventures Securities Corp. and 5,023,156 shares held by CMG@Ventures Capital Corp. CMGI, Inc. is the sole stockholder of CMG@Ventures, Inc., which is the Managing Member of CMG@Ventures I, LLC. CMGI, Inc. is the sole stockholder of CMG@Ventures Capital Corp., which is the sole stockholder of CMG@Ventures Securities Corp. CMGI, Inc. disclaims beneficial ownership of the shares held by it indirectly except to the extent of its proportionate pecuniary interest therein.

            (b) Percent of class:

                CMG@Ventures I, LLC 4.87%
                CMG@Ventures, Inc. 4.87%
                CMG@Ventures Securities Corp. 2.11%
                CMG@Ventures Capital Corp. 7.06%
                CMGI, Inc. 15.75%

            (c) Number of shares as to which such person has:

                (i)    Sole power to vote or direct the vote:

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page  10  OF 12 Pages
-------------------------                                ----------------------


                       CMGI, Inc. has sole voting power over 3,877,276 shares

                 (ii)  Shared power to vote or direct the vote:

                       CMG@Ventures I, LLC has shared voting power over 4,949,444 shares.

                       CMG@Ventures, Inc. has shared voting power over the 4,949,444 shares held by CMG@Ventures I, LLC.

                       CMG@Ventures Securities Corp. has shared voting power over 2,147,258 shares.

                       CMG@Ventures Capital Corporation has shared voting power over 7,170,414 shares, consisting of 5,023,156 shares as record owner and 2,147,258 shares held by CMG@Ventures Securities Corp.

                       CMGI, Inc. has shared voting power over 12,119,858 shares, consisting of 5,023,156 shares held by CMG@Ventures Capital Corp., 2,147,258 shares held by CMG@Ventures Securities Corp. and 4,949,444 shares held by CMG@Ventures I, LLC.

                 (iii) Sole power to dispose or to direct the disposition of:

                       CMGI, Inc. has sole dispositive power over 3,877,276 shares.

                 (iv)  Shared power to dispose or to direct the disposition of:

                       CMG@Ventures I, LLC has shared dispositive power over 4,949,444 shares.

                       CMG@Ventures, Inc. has shared dispositive power over the 4,949,444 shares held by CMG@Ventures I, LLC.

                       CMG@Ventures Securities Corp. has shared dispositive power over 2,147,258 shares.

                       CMG@Ventures Capital Corp. has shared dispositive power over 7,170,414 shares, consisting of 5,023,156 shares as record owner and 2,147,258 shares held by CMG@Ventures Securities Corp.

                       CMGI, Inc. has shared dispositive power over 12,119,858 shares, consisting of 5,023,156 shares held by CMG@Ventures Capital Corp., 2,147,258 shares held by CMG@Ventures Securities Corp. and 4,949,444 shares held by CMG@Ventures I, LLC.

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   11  OF 12 Pages
-------------------------                                ----------------------


Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

-------------------------                                ----------------------
CUSIP NO.  550818 10 8                13G                Page   12  OF 12 Pages
-------------------------                                ----------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  CMG@Ventures I, LLC
                                  By: CMG@Ventures, Inc., its Managing Member

Dated:  February 11, 2000         /s/ Andrew J. Hajducky III
                                  --------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMG@Ventures, Inc.

Dated:  February 11, 2000         /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMG@Ventures Securities Corp.

Dated:  February 11, 2000         /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer

                                  CMG@Ventures Capital Corp.

Dated:  February 11, 2000         /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMGI, INC.

Dated:  February 11, 2000         /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Executive Vice President, Chief
                                  Financial Officer and Treasurer

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Lycos, Inc. or any subsequent acquisitions or dispositions of equity securities of Lycos, Inc. by any of the undersigned.

DATED:  FEBRUARY 10, 2000

                                  CMG@Ventures I, LLC
                                  By: CMG@Ventures, Inc., its Managing Member

                                  /s/ Andrew J. Hajducky III
                                  --------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMG@Ventures, Inc.

                                  /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMG@Ventures Securities Corp.

                                  /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMG@Ventures Capital Corp.

                                  /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Chief Financial Officer and Treasurer

                                  CMGI, INC.

                                  /s/ Andrew J. Hajducky III
                                  ---------------------------------------------
                                  By:  Andrew J. Hajducky III
                                  Title:  Executive Vice President, Chief
                                          Financial Officer and Treasurer